LICENSE AGREEMENT

This Agreement is made and entered into between Revolutionary Concepts, Inc., a corporation established under Nevada law (hereinafter called Licensor) having its principle office at 1914 JN Pease Place, Charlotte, NC 28262, and Eyetalk365, LLC a for-profit limited liability corporation organized under the laws of North Carolina (hereinafter called Licensee), having its principle office at 9923 Willow Leaf Lane, Cornelius, NC 28031.

1.

Whereas, Licensor owns and/or controls certain patents (“the Patents”) and the associated intellectual property rights pertaining thereto;

2.

Whereas, Licensor wishes to license the commercial exploitation of the Patents; and

3.

Whereas Licensee wishes to engage in the business of developing and marketing products and services protected by the Patents.

Now, therefore, for and in consideration of the premises, the faithful performance of the covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows.

Article I - DEFINITIONS

For the purpose of this Agreement, the following definitions shall apply:

1. Licensed Patent Rights:  Shall mean:

a.         Patent Application Serial Nos.:

1. US 8,164,614 B2 Dated Apr. 24 2012, Communication And Monitoring

2. US 8,154,581 B2 Dated Apr. 10 2012, Audio-Video Communication System For Receiving Person At Entrance

3. US 8,144,184 B2 Dated Mar. 27, 2012, Detection And Viewing System

4. US 8,144,183 B2, Dated Mar 27, 2012, Two-Way Audio-Video Communication Method For Receiving Person At Entrance

5. US 8,13,9098 B2, Dated Mar. 20, 2012, Video Communication Method For Receiving Person At Entrance

6. US 7,192,644 B2 Dated Mar. 20, 2007, Automated Audio Video Messaging And Answering System

7. US Patent Pending USPA 13/453,100

b.         Any and all improvements developed by Licensor or any other, whether patentable or not, relating or in any way pertaining to the Licensed Patent Rights, which Licensor may now or may hereafter develop, own or control.

c.         Any or all patents, which may issue on patent rights and improvements thereof, developed by Licensor or any other and any and all divisions, continuations, continuations-in-part, reissues and extensions of such patents.

2.     Product(s):  Shall mean any materials including, techniques, devices, methods or inventions relating to or based upon the Licensed Patent Rights.

3.      Gross Sales:  Shall mean total US dollar amount generated from sale, licensing, sub-licensing, or other exploitation of the Patents pursuant to these Licensed Patent Rights being authorized.

4.      Confidential Proprietary Information:   Shall mean with respect to any Party all scientific, business or financial information relating to such Party, its subsidiaries or affiliates or their respective businesses, except when such information:

a.           Becomes known to the other Party prior to receipt from such first Party;

b.           Becomes publicly known through sources other than such first Party;

c.           Is lawfully received by such other Party from a party other than the first Party; or

d.           Is approved for release by written authorization from such first Party.

5.      Exclusive License:  Shall mean a license, including the right to sublicense, whereby Licensee’s rights are sole and entire and operate to exclude all others, including Licensor and its affiliates except as otherwise expressly provided herein.

6.      Know-how:  Shall mean any and all technical data, information, materials, trade secrets, technology, formulas, processes, and ideas, including any improvements thereto, in any form in which the foregoing may exist, now owned or co-owned by or exclusively, semi-exclusively or non-exclusively licensed to any party prior to the date of this Agreement or hereafter acquired by any party during the term of this agreement.

7.       Intellectual Property Rights: Shall mean any and all inventions, materials, Know-how, trade secrets, technology, formulas, processes, market applications, ideas or other discoveries conceived or reduced to practices, whether patentable or not.

8.       Royalty(ies): Shall mean revenues received in the form of cash and/or equity from holdings from Licensees as a result of licensing and using, selling, making, having made, sublicensing or leasing of Licensed Patent Rights.

ARTICLE II- GRANT OF EXCLUSIVE LICENSE

1.       Licensor hereby grants to Licensee the exclusive worldwide license with the right to sublicense others, to make, have made, use, lease and exploit the Patents and Products described in the Licensed Patent Rights at Licensee’s sole discretion.

ARTICLE III- LICENSE PAYMENTS

1.       Initial payment and royalty rate. For the license herein granted:

a.         Licensee agrees to pay a sign-up fee of Nine Hundred Thousand Dollars ($900,000) in cash or equivalent agreed upon consideration and a 40% Membership Interest in Eyetalk365, LLC.

b.         Licensee shall pay an earned royalty of Forty percent (40%) of Licensee’s Gross Sales of Products and all other revenues not included in Licensed Patent Rights.

c.

Licensee agrees to pay all ongoing and future costs associated with the Patents described in the Licensed Patent Rights, as outlined in Article X and XI of this agreement.

2.      Sublicenses. The granting and terms of all sublicenses is within Licensee’s discretion, provided that all sublicenses shall be subjected to the terms and conditions of this Agreement.

3.       When a sale is made: A sale of Licensed Patent Rights shall be regarded as being made upon the delivery of any Products produced pursuant to the Licensed Patent Rights or the sale of Patents authorized in this Agreement.

4.       Payments: All sums payable by Licensee hereunder shall be paid to Licensor in United States and in the currency of the United States or in U.S. dollars.

5.       Interest: In the event any royalty is not paid as specified herein, then a compound interest of eighteen percent per annum (18%) shall be due and payable, in addition to the royalties accrued during the period of default.

ARTICLE IV - REPORTS, BOOKS AND RECORDS

1.      Reports. Within thirty (30) days after the end of each calendar quarter during the term of  this Agreement, or any renewal thereof, Licensee shall prepare and deliver a written report to Licensor setting forth the Gross Sales of Licensed Patent Rights sold, leased, licensed or used by Licensee and the total sublicensing receipts generated the period. If there are no Gross Sales or sublicensing receipts, a written statement to that effect shall be delivered by Licensee to Licensor on or before the specified date. At the time each report is made, Licensee shall pay to Licensor the royalties and other payments then due and payable.

2.      Books and records. Licensee shall keep books and records in such  reasonable detail as will permit the reports provided for in Paragraph 1. hereof to be audited.  Licensee further agrees to permit such books and reports to be inspected and audited by a representative or representatives of Licensor to the extent that Licensor, it its sole discretion, determines to be necessary to verify the reports provided for in paragraph 1. hereof; provided, however, that such representative or representatives shall indicate to Licensor only whether the reports and royalty paid are correct, if not, the reasons why not.

ARTICLE V - MARKING

Licensee shall cause all Products made, used or leased by it or its sublicensees under this Agreement to be marked to reflect that the item is a patented product, protected by the applicable U.S. Patent.

ARTICLE VI - DILIGENCE

1.      Licensee shall use its best efforts to bring Licensed Patent Rights to market through a thorough, vigorous and diligent program and to continue active, diligent marketing efforts throughout the life of this agreement.

ARTICLE VII - FINAL JUDGMENT WITH RESPECT TO VALIDITY OF PATENTS

If a judgment or decree shall be entered in any proceeding in which the validity or infringement of any claim of any patent under which the License is granted hereunder shall be in issue, which judgment or decree shall become final, and if a final judgment shall have determined the specific claim to be invalid, Licensee shall be relived thereafter from including in its reports hereunder that portion of the royalties due under ARTICLE III payable only because of such claim or any broader claim to which such final judgment shall be applicable, and from the performance of any other acts required by this Agreement and pertaining to such claims.

ARTICLE VIII - TERMINATION OR CONVERSION TO NON-EXCLUSIVE LICENSE

1.      Termination by Licensee.

Option of Licensee:  Licensee may terminate the license granted by this Agreement, provided Licensee shall not be in default hereunder, by giving Licensor one hundred eighty (180) day notice to its intention to do so. If such notice shall be given, then upon the expiration of such one hundred eighty (180) days the termination shall become effective; but such termination shall not operate to relieve Licensee from its obligation to pay royalties or to satisfy any other obligations, accrued hereunder prior to the date of such termination.

2.     Termination by Licensor.

Option of Licensor:  Licensor may, in its sole discretion, terminate this agreement by written notice to Licensee in case of:

a.         Default in the payment of any royalties required to be paid by Licensee to Licensor hereunder

b.         Default in the making of any reports required hereunder and such default shall continue for a period of thirty (30) days after Licensor shall have given to Licensee a written notice of such default.

c.         Default by Licensee in the performance of any obligation contained in this Agreement, and such default shall continue for a period of thirty (30) days after Licensor shall have given to Licensee written notice of such default.

d.         Adjudication that Licensee is bankrupt or insolvent.

e.         The filling by Licensee of a petition of bankruptcy, or a petition or answer seeking reorganization, readjustment or rearrangement of its business or affairs under any law or governmental regulation relating to bankruptcy or insolvency.

f.          The appointment of a receiver of the business or for all or substantially all of the property of Licensee; or the making by Licensee of assignment or an attempted assignment for the benefit of its creditors; or the institution by Licensee of any proceedings for the liquidation or winding up of its business or affairs.

3       Effect of termination.

Termination of this agreement shall not impair or destroy Licensee’s or Licensor’s rights or remedies, either at law  or in equity, or relieve Licensee of its obligation to pay royalties or to comply with any other of the obligations hereunder, accrued prior to the effective date of termination.

4.     Effect of delay, etc.

Failure or delay by Licensor to exercise its right of termination hereunder shall not operate to prejudice Licensor’s right of termination for any default by Licensee.

5.      Option of Licensee to convert to non-exclusive license.

Licensee shall have the right to convert this License at the same royalty rate as for the exclusive Licensee, without right to sublicense and minimum royalties under ARTICLE III, Paragraph 3. shall not be due  thereafter.

ARTICLE IX – TERM

Unless previously terminated as hereinbefore provided, the term of this Agreement shall be from and after the date hereof until the expiration of the last to expire of the licensed issued patents or patents to issue under the Licensed Patent Rights under ARTICLE I.  Licensee shall not be required to pay royalties due only by reason of its use, sale, licensing, lease or sublicensing under issued patents licensed by this Agreement that have expired or have been held to be invalid by a Final Judgment, where there are no other such patents valid and unexpired covering the Licensee’s use, sale, licensing, lease or sublicensing; provided, however, that such non-payment of royalties shall not extend to royalty payments already made to Licensor more than six (6) months prior to Licensee’s discovery of expiration or a Final  Judgment.

ARTICLE X - PATENT LITIGATION

1.      Expenses and proceeds of litigation.  Where a suit or suits have been brought by Licensee, Licensee shall maintain the litigation at its own expense and shall retain any judgments or awards derived from the litigations except that the portion of any judgment attributable to royalties from the infringer shall be paid based on the Membership interest distributions to Licensor and Licensee after deducting any and all expenses of such litigation.

ARTICLE XI - PATENT FILINGS AND PROSECUTING

1.      Licensee shall pay future costs of the prosecution of the patent applications pending as set forth in ARTICLE I, Paragraph 2. Which are reasonably necessary to obtain a patent. Furthermore, Licensee will pay for the costs of filling, prosecuting and maintaining foreign counterpart applications to such pending patent applications, such foreign applications to be filed within ten (10) months prior to the filling date of the corresponding United States patent application.

2.      Licensor shall own improvements by the inventors. Licensee shall pay future costs of preparation, filling, prosecuting and maintenance of patents and applications on patentable improvements made by inventors. Licensee shall retain all rights to future improvements by the inventors as expressed in this agreement for current assets and rights described herein.

3.      Preparation and maintenance of patent applications and patents undertaken at Licensee’s cost shall be performed by patent attorneys selected by Licensee and due diligence and care shall be used in preparing, filling, prosecuting, and maintaining such applications on patentable subject matter.

4.      Licensee shall have the right to, on thirty (30) days written notice to Licensor, discontinue payment of its share of the prosecution and/or maintenance costs of any of said patents and/or patent applications. Upon receipt of such written notice, Licensor shall have the right to continue such prosecution and/or maintenance in its own name at its own expense in which event the License shall be automatically terminated as to the subject matter claimed in said patents and/or applications.

5.      Notwithstanding the aforegoing paragraph of this ARTICLE XI,  Licensee’s obligations under such paragraphs shall continue only so long as Licensee continues to have an Exclusive License under the Licensed Patent Rights and, in the event of conversion of the License to non-exclusive in accordance with ARTICLE VIII, paragraph 1. (b), after the date of such conversion:

a.         Licensee shall have a non-exclusive License without right to sublicense under those of such patents and applications under which Licensee had an Exclusive License prior to the conversion.

ARTICLE XII - NOTICES, ASSIGNEES

1.       Notices. Notices and payments required hereunder shall be deemed properly given if duly sent by first class mail and addressed to the parties at the addresses set forth above. The parties hereto will keep each other advised of address changes.

2.      Assignees, etc.  This Agreement shall be binding upon and shall inure to the benefit of the assigns of Licensor and upon and to the benefit of the successors of the entire business of Licensor, but neither this agreement nor any of the benefits thereof nor any rights thereunder shall, directly or indirectly, without the prior written consent of Licensor, be assigned, divided, or shared by the Licensor to or with any other party or parties (except a successor of the entire business of the Licensor).

ARTICLE XIII - MISCELLANEOUS

1.      This agreement is executed and delivered in the United States and shall be constructed in accordance with the laws of North Carolina.

2.      No other understanding. This agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges all prior discussions between them.

3.      No representations or warranties regarding patents of third parties. No representations or warranty is made by Licensor that the Licensed Patent Rights manufactured, used, sold or leased under the Exclusive License granted herein is or will be free of claims of infringement of patent rights of any other person or persons. The Licensor warrants that it has title to the Licensed Patent Rights from the inventors.

4.      Indemnity.   Licensee shall indemnify, hold harmless, and defend Licensor and its trustees, officers, employees and agents against any and all allegations and actions for death, illness, personal injury, property damage, and improper business practices arising out of the use of the Licensed Patent Rights.

5.      Insurance. During the term of this agreement, Licensee shall, maintain the following insurance coverage:

a.         Commercial general liability with a limit of no less than one million dollars ($1,000,000.00, option) each occurrence. Such insurance shall be written on a standard ISO occurrence form or substitute form providing equivalent coverage, unless waived in writing by Licensor.

b.         Professional liability of no less than one million dollars ($1,000,000.00, option) each occurrence, unless waived in writing by Licensor.

c.         Workers’ compensation consistent with statutory requirements. Certificates of insurance shall be provided to Licensor upon request and shall include the provision for 30-day notification to the certificate holder of any cancellation or material alteration in the coverage.

6.      Advertising.  Licensee agrees that Licensee may not use in any way the name of Licensor or any logotypes or symbols associated with Licensor or the names of any researchers without the express written permission of Licensor.

7.      Confidentiality. The parties agree to maintain discussions and proprietary information revealed pursuant to this agreement in confidence, to disclose them only to persons within their respective organizations having a need to know, and to furnish assurances to the other party that such persons understand this duty on confidentiality.

8.      Disclaimer of Warranty.  Licensed Patent Rights is experimental in nature and it is provided WITHOUT WARRANTY OR REPRESENTATIONS OF ANY SORT, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OF NON-INFRINGEMENT. Licensor makes no representations and provides no warranty that the use of the Licensed Patent Rights will not infringe any patent or proprietary rights of third parties.

In witness whereof, the parties hereto have caused this agreement to be executed by  their duly authorized representatives.

The effective date of this agreement is ___February 10____, 2014.

Licensor ____/s/ Ronald E. Carter_________

Name: Ronald E. Carter

Title: President / CEO

Licensee ____/s/ Ross Helfer____

Name: Ross Helfer

Title: Member Manager